EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Grosvenor Registered Multi-Strategy Fund (TI 2), LLC of our reports dated May 28, 2025, relating to the financial statements and financial highlights of Grosvenor Registered Multi-Strategy Fund (TI 2), LLC and Grosvenor Registered Multi-Strategy Master Fund, LLC, which appear in Grosvenor RegisteredMulti-Strategy Fund (TI 2), LLC’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", “Independent Registered Public Accounting Firm and Legal Counsel”, "Financial Highlights", “Financial Statements and Exhibits”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 22, 2025